Exhibit 99.(d)(4)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is made as of the 1st day of January, 2006, by and between VAN WAGONER FUNDS, INC., a Maryland corporation (the “Company”), on behalf of Van Wagoner Small-Cap Growth Fund (the “Fund”) and VAN WAGONER CAPITAL MANAGEMENT, INC., a California corporation (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Company, on behalf of the Fund, and the Adviser are parties to an Investment Advisory Agreement dated September 1, 2003 (the “Agreement”); and

WHEREAS, the Company and the Adviser desire to amend the Agreement;

NOW, THEREFORE, in consideration of the Company, on behalf of the Fund, continuing the Agreement and of the covenants and the mutual premises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.             Section 14 of the Agreement. Section 14 of the Agreement is hereby amended in its entirety as follows:

14.           Termination. This Agreement may be terminated by the Company, on behalf of the Fund, at any time without payment of any penalty by the Board of Directors of the Company or by a majority of the outstanding voting securities of the Fund, upon thirty (30) days written notice to the Adviser, and by the Adviser upon sixty (60) days written notice to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

Van Wagoner Funds, Inc.		Van Wagoner Capital Management, Inc.

By:	/s/ Elyce Dilworth	By:	/s/ Garrett Van Wagoner
	Elyce Dilworth		Garrett Van Wagoner
	President		President